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                                                         Exhibit 23.2




       [LETTERHEAD OF STONE & WEBSTER ENGINEERING CORPORATION]









                    INDEPENDENT ENGINEER'S CONSENT


        We consent to the incorporation in this Amendment No. 1 to the Registration Statement of Salton Sea Funding Corporation, Salton Sea Brine Processing L.P., Salton Sea Power Generation L.P., Fish Lake Power Company, Vulcan Power Company, CalEnergy Operating Company, Conejo Energy Company, Niguel Energy Company, San Felipe Energy Company, BN Geothermal Inc., Elmore, L.P., Leathers, L.P., Del Ranch, L.P., Vulcan/BN Geothermal Power Company, and Salton Sea Royalty Company on Form S-4 of our report dated June 17, 1996 of our analysis of the Salton Sea Project and Partnership Project facilities.


STONE & WEBSTER ENGINEERING CORPORATION

/s/ R.E. McDonald

By: R.E. McDonald

Title: Project Manager

Denver, Colorado

July 29, 1996